Exhibit 10.2
INARI MEDICAL, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(as amended and restated effective as of May 1, 2023)

Eligible Directors (as defined below) on the board of directors (the “Board”) of Inari Medical, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (as amended from time to time, this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program, as amended and restated, is effective as of May 1, 2023 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.Cash Compensation.

a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $50,000 for service on the Board.

b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i) Chairman of the Board. An Eligible Director serving as Chairman of the Board shall be eligible to receive an additional annual retainer of $48,000 for such service.

(ii) Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.

(iii) Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.

(iv) Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of the calendar days in such calendar quarter actually served as a director, or in such position, as applicable.

2.Equity Compensation.

a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2020 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”), including any Eligible Directors initially elected or appointed to the Board at the Annual meeting, shall be granted a Restricted Stock Unit award with a value of $160,000 (an “Annual Award” and together with the Initial Equity Award, the “Director Equity Awards”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing the value by the trailing 30-trading day average closing price for the Company’s common stock through and including the date prior to the applicable grant date. Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date. Each Annual Award shall be self-effecting and require no separate action or approval by the Board or Compensation Committee.

c.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date and other than on the date of an Annual Meeting automatically shall be granted a Restricted Stock Unit (as defined in the Equity Plan) award with a value determined by dividing (1) a “pro-rata portion” of $160,000 by (2) the trailing 30-trading day average closing price for the Company’s common stock through and including the date prior to the applicable grant date (the “Initial Equity Award”). The pro-rata portion of the Initial Equity Award will equal $160,000 multiplied by a fraction (not greater than one), the numerator of which is 12 minus the number of whole months that, as of the particular grant date, had elapsed since the date at which Annual Awards were granted by the Company to Eligible Directors, and the denominator of which is 12, with the result to be rounded down to the nearest whole unit. Each Initial Equity Award will vest pursuant to the same vesting schedule applicable to the Annual Awards. Each Initial Equity Award shall be self-effecting and require no separate action or approval by the Board or Compensation Committee.

d.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control to the extent outstanding at such time.

e.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.